Exhibit 6.3

AMENDMENT No. 1 TO INDEPENDENT DIRECTOR Agreement

AMENDMENT NO. 1 TO INDEPENDENT DIRECTOR AGREEMENT (this “Amendment”), dated as of October 7, 2025, by and between RMX Industries, Inc., a Nevada corporation (the “Company”) and M. Steven Kirchof (the “Director”). Each of the Company and the Director are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company and the Director desire to amend that certain Independent Director Agreement between the Company and the Director, dated as of April 4, 2025 (the “Director Agreement”), to provide for a change in compensation to align with the other independent directors.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. General. This Amendment amends the Director Agreement. Except as expressly set forth in this Amendment, all terms and conditions of the Director Agreement shall remain in full force and effect.  All capitalized terms not defined herein shall have the meanings ascribed to those terms in the Director Agreement.

2. Amendment. The Director and the Company hereby agree to amend and restate Section 3 and Section 8(d) in their entirety as follows:

“3. Compensation.

(a)	Annual Fee. Following the Effective Date, the Company shall accrue, for services rendered by the Director in any capacity, an annual cash fee of $60,000 (the “Annual Fee”). The Annual Fee shall become payable upon the earlier to occur of (i) the Company’s completion of an equity or debt financing resulting in gross proceeds of at least $3,000,000, or (ii) the Company’s successful uplisting to a national securities exchange (the “Payment Trigger”). Upon the Payment Trigger, the accrued amount shall be paid no later than the fifth (5th) business day of the following month. Thereafter, the Annual Fee shall be paid in equal monthly installments, no later than the fifth (5th) business day of each month, commencing in the first month following the Payment Trigger. The Director shall be solely responsible for all individual income tax liabilities arising from the Annual Fee in the jurisdiction of the Director’s residence.

(b)	Committee Fee. Following the Effective Date, and upon the occurrence of the Payment Trigger, the Company shall pay the Director an additional annual cash fee of $36,000 (the “Committee Fee”) for services rendered per Committee of the Board. The Committee Fee shall be paid on equal monthly installments, no later than the fifth (5th) business day of each month, commencing in the first month following the Payment Trigger. The Director shall be solely responsible for all individual income tax liabilities arising from the Committee Fee in the jurisdiction of the Director’s residence.

(c)	Equity Compensation. Following the Effective Date, the Director shall be granted an option to purchase 300,000 shares of the Company’s Class A Common Stock at an exercise price of $3.50 per share (the “Stock Option”), subject to the terms and conditions of the Company’s 2022 Equity Incentive Plan (the “Plan”) and the applicable stock option agreement (the “Option Agreement”). The Stock Option shall vest over a two-year period beginning on the Effective Date, with 100,000 shares vesting immediately, and the remaining 200,000 shares vesting in two equal annual installments on each yearly anniversary of the Effective Date, provided that the Director remains in continuous service throughout the vesting period.

(d)	Bonuses. The Director shall be entitled to further compensation and bonuses, to be determined by the Board.”

“(d)	Termination by the Company Without Cause. If the Director’s appointment is terminated by the Company without Cause, Director shall be entitled to cash compensation for the remainder of the then current fiscal year, as well as all options that have been awarded to the date of termination vesting immediately, i.e. agreed upon equity compensation issuable to him as if he remained as Director for the entire term of outstanding options. The Director shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of appointment.”

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Amendment is legal, valid, and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

COMPANY:

RMX Industries, Inc.

By:	/s/ Michael Chermak
Name:	Michael Chermak
Title:	Executive Chairman

DIRECTOR:

M. Steven Kirchof

/s/ M/ Steven Kirchof

Signature Page to Amendment No. 1 to Independent Director Agreement